Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter



Nuveen Premier Insured Municipal Income Fund, Inc.
33-43779, 811-06457


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the Statement Establishing and Fixing the Rights and Preferences of
Variable Rate Demand Preferred Shares, considered an amendment to the Articles of Incorporation, containing a description of the Funds preferred securities.